Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2015 & Fourth Quarter Results

Fiscal 2015 diluted EPS of $0.64 vs. diluted EPS of $0.18 for fiscal 2014

Fiscal 2015 adjusted diluted EPS of $0.74 vs. adjusted diluted EPS of $0.33 for fiscal 2014

WALNUT CREEK, Calif.--(BUSINESS WIRE)--December 7, 2015--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its full year and fourth quarter ended September 26, 2015.

“2015 was a year of major accomplishments for Central. The operational and financial success we are achieving is now very evident in our financial results and is validation that the multi-year plan we outlined in 2013 is working, and we are on plan and the right path, said John Ranelli, President & CEO of Central Garden & Pet. “In addition to realizing the positive results from our efforts to put our customers first, lower our expenses and operate more efficiently, we are now beginning to see the effects of the initiatives we undertook during 2015 to grow our top line.” Ranelli concluded, “I couldn’t be more pleased with the progress that we are continuing to make and expect another year of solid progress in 2016.”

The Company currently expects continued growth in 2016, with adjusted earnings per fully diluted share expected to increase at least 28% to $0.95 or higher. This includes the interest savings from its recent refinancing, but adjusting for a one-time call premium, 30 days of extra interest expense and unamortized financing costs. While adjusted earnings for the year are expected to be higher, adjusted earnings for the first quarter are expected to be relatively flat vs. the prior year due to revenue timing differences.

Fiscal 2015 Financial Highlights

Fiscal 2015 adjusted operating income and adjusted earnings per share exclude a Pet non-cash intangible impairment charge of $7.3 million. Fiscal 2014 adjusted operating income and earnings per share exclude a $16.9 million Garden charge for the discontinuance of products and a $4.9 million gain on the sale of plant manufacturing assets.

  Sales increased 3% to $1.65 billion compared to $1.60 billion a year ago. Adjusted sales were $1.61 billion a year-ago;
  Branded product sales increased 1% to $1.32 billion compared to $1.31 billion for the same period a year ago. Sales of other manufacturers’ products increased 12% to $335.7 million compared to $300.0 million a year ago;
  Gross profit increased 7.5% to $488.1 million compared to $454.0 million a year ago. Gross margin rose 130 basis points to 29.6% compared to 28.3% a year ago;
  SG&A expense as a percentage of sales declined 120 basis points to 23.6% compared to 24.8% a year ago. Adjusted SG&A as a percentage of sales declined 140 basis points to 23.6% compared to 25.0% a year ago;
  Operating income increased 63% to $91.4 million compared to $56.2 million a year ago. Adjusted operating income was up 45% to $98.7 million compared to $68.2 million a year ago;
  Pet operating income increased 12% to $98.8 million, compared to $88.1 million a year ago. Adjusted Pet operating income was up 20% to $106.1 million, compared to $88.1 million (GAAP) a year ago;
  Garden operating income increased 47% to $60.1 million, compared to $41.0 million a year ago, and was up 13% compared to adjusted operating income of $53.1 million a year ago;
  Operating margin increased 200 basis points to 5.5% compared to 3.5% a year ago. Adjusted operating margin increased 180 basis points to 6.0% compared to 4.2% a year ago;
  Net income increased 264% to $32.0 million compared to $8.8 million a year ago. Adjusted net income increased 123% to $36.6 million compared to $16.4 million a year ago; and
  Earnings per fully-diluted share increased 256% to $0.64 compared to $0.18 a year ago. Adjusted earnings per fully-diluted share increased 124% to $0.74 compared to $0.33 a year ago.

Fiscal 2015 Fourth Quarter Financial Highlights

  Fourth quarter adjusted earnings per share were positive for the first time in recent years;
  Sales increased 3% to $386.4 million compared to $374.2 million in the fourth quarter a year ago;
  Branded product sales increased 2% to $309.3 million compared to $304.4 million in the fourth quarter a year ago. Sales of other manufacturers’ products increased 10% to $77.1 million from $69.8 million in the in the fourth quarter a year ago;
  Gross profit was flat at $108.0 million compared to $107.6 million in the fourth quarter a year ago. Gross margin for the fourth quarter declined 80 basis points to 27.9% compared to 28.7% in the fourth quarter a year ago;
  SG&A expense as a percentage of sales for the fourth quarter decreased 270 basis points to 25.7% compared to 28.4% in the fourth quarter a year ago. Adjusted SG&A as a percentage of sales for the fourth quarter of 2015 declined 340 basis points to 25.7% compared to 29.1% in the fourth quarter a year ago;
  Operating income decreased 7% to $1.3 million compared to $1.4 million in the same period a year ago. Adjusted operating income increased to $8.6 million compared to an adjusted operating loss of $1.5 million in the fourth quarter a year ago;
  Operating margin decreased 10 basis points to 0.3% compared to 0.4% in the fourth quarter a year ago. Adjusted operating margin for the fourth quarter of 2015 increased 260 basis points to 2.2% compared to (0.4%) in the fourth quarter a year ago;
  Net loss increased 7% to $4.4 million compared to a loss of $4.1 million in the fourth quarter a year ago. Adjusted net income for the fourth quarter of 2015 was $0.3 million versus a net loss of $5.9 million in the fourth quarter a year ago; and
  Loss per fully-diluted share increased to $0.09 compared to $0.08 in the fourth quarter a year ago. Adjusted earnings per fully-diluted share were $0.01 compared with a loss of $0.12 in the fourth quarter a year ago

Pet Segment Fourth Quarter Details

Fourth quarter sales for the Pet segment increased $18.5 million, or 8.5 percent to $235.6 million, from the same period a year ago. Sales rose in most pet categories, particularly in the dog and cat and professional categories, as well as in sales of other manufacturers’ products. The dog and cat category benefitted from including two months revenue from the IMS acquisition, which closed during the fourth quarter. The Pet segment’s branded product sales were $180.9 million in the fourth quarter of 2015, and sales of other manufacturers’ products were $54.8 million.

The Pet segment’s operating income on a GAAP basis for the fourth quarter was $18.2 million compared to $21.1 million in the fourth quarter of 2014. On an adjusted basis, excluding a $7.3 million non-cash intangibles impairment charge, the Pet segment’s operating income increased $4.4 million to $25.5 million. The increase in adjusted operating income was largely due to higher sales during the period as well as lower SG&A expenses. The Pet segment’s adjusted operating margin increased 110 basis points, primarily due to lower SG&A expenses in the Company’s flea & tick, dog and cat, and small animal businesses.

Garden Segment Fourth Quarter Details

Sales for the Garden segment were $150.8 million, a decrease of $6.4 million or 4.1 percent compared to the fourth quarter of 2014. The decrease in sales was largely due to a decline in grass seed and décor revenue. Higher wild bird feed sales and sales of other manufacturers’ products moderated the Garden sales decline. The Garden segment’s branded product sales were $128.5 million in the fourth quarter of 2015, and sales of other manufacturers’ products were $22.3 million.

The Garden segment’s operating income in the fourth quarter of 2015 decreased by $5.5 million, to $0.9 million, compared to reported operating income in the fourth quarter of 2014 of $6.4 million. Adjusted operating income for the fourth quarter of 2014, excluding a $2.9 million gain on the sale of plant manufacturing assets, was $3.6 million. The Garden segment’s operating margin declined to 0.6% compared to the operating margin in the prior year period of 4.1% on a GAAP basis and declined to 2.3% on an adjusted basis. The decline in operating income and margin was primarily due to lower profitability in the décor category. Partially offsetting the décor decline were higher operating margins in the grass seed and wild bird feed businesses.

Additional Information

At September 26, 2015, the Company’s cash and short-term investments balance was $47.6 million, compared to $88.7 million a year ago. For fiscal year 2015, cash flow from operations was $87.4 million. Cash flow from operations for the fourth quarter of 2015 was $30.8 million, compared to $57.6 million in the fourth quarter of 2014. The Company’s inventory balance rose by $9.6 million from a year ago, due to increasing sales and a fourth quarter acquisition.

The Company’s long-term debt declined to $400.1 million at September 26, 2015 compared to $450.2 million at September 27, 2014. Net interest expense for the fourth quarter of fiscal 2015 was $8.6 million for the period compared to $9.7 million in the prior-year period. The lower debt and interest expense is reflective of lower average borrowings due to the redemption of $50 million of the Company’s 8.25% senior subordinated notes due March 2018 earlier this year.

Subsequent to the end of the fiscal year, the Company issued $400 million of 6.125% senior unsecured notes and redeemed its remaining outstanding 8.25% senior subordinated notes. This issuance is expected to result in annualized interest savings of approximately $8.5 million. The issuance is also expected to result in a charge in our fiscal 2016 first quarter of approximately $8.3 million related to the payment of the call premium and a $3.2 million non-cash charge for the write-off of unamortized financing costs in interest expense. The first quarter of 2016 will also include 30 days of overlapping interest payments, resulting in one-time additional interest expense of approximately $2.8 million.

Depreciation and amortization expense for fiscal year 2015 was $33.7 million, compared with $35.8 million in fiscal year 2014. The Company’s effective tax rate for the fiscal year 2015 was 36.0 percent, compared with 29.2 percent for fiscal year 2014. The prior year benefitted from a release of valuation allowances.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its full year and fourth quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation # 13623200. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation #13623200.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty, independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including earnings guidance for fiscal 2016 and expectations for future favorable results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs;
  dependence upon key executives and the ability to execute on our succession plan; and
  competition in our industries
  failure of acquired businesses to achieve expected results

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONSOLIDATED BALANCE SHEETS

	September 26, 2015	September 27, 2014
ASSETS
Current assets:
	(in thousands)
Cash and cash equivalents	$47,584	$78,676
Restricted cash	13,157	14,283
Short term investments	0	9,990
Accounts receivable, net	207,402	193,729
Inventories	335,946	326,386
Prepaid expenses, deferred income taxes and other	49,731	48,488
Total current assets	653,820	671,552
Plant, property and equipment, net	162,809	166,849
Goodwill	209,089	208,233
Other intangible assets, net	75,460	87,997
Other assets	33,576	14,096
Total	$1,134,754	$1,148,727
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$88,889	$88,428
Accrued expenses	87,724	84,379
Current portion of long-term debt	291	291
Total current liabilities	176,904	173,098
Long-term debt	399,848	449,948
Deferred income taxes and other long-term obligations	51,622	39,228

Equity:
Common stock	119	124
Class A common stock	364	369
Class B stock	16	16
Additional paid-in capital	388,636	396,586
Retained earnings	115,987	86,396
Accumulated other comprehensive income	164	1,232
Total Central Garden & Pet shareholders’ equity	505,286	484,723
Noncontrolling interest	1,094	1,730
Total equity	506,380	486,453
Total	$1,134,754	$1,148,727

CENTRAL GARDEN & PET COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
	(in thousands, except per share amounts)
Net sales	$386,369	$374,238	$1,650,737	$1,604,357
Cost of goods sold and occupancy	278,397	266,682	1,162,685	1,150,333
Gross profit	107,972	107,556	488,052	454,024
Selling, general and administrative expenses	99,367	106,183	389,345	397,811
Intangible asset and goodwill impairment	7,272	0	7,272	0
Income from operations	1,333	1,373	91,435	56,213
Interest expense	(8,670)	(9,793)	(40,027)	(42,844)
Interest income	33	51	129	94
Other income (expense)	(83)	7	13	403
Income (loss) before income taxes and noncontrolling interest	(7,387)	(8,362)	51,550	13,866
Income tax expense (benefit)	(2,992)	(4,172)	18,535	4,045
Net income (loss) including noncontrolling interest	(4,395)	(4,190)	33,015	9,821
Net income attributable to noncontrolling interest	(26)	(120)	1,044	1,017
Net income (loss) attributable to Central Garden & Pet Company	$(4,369)	$(4,070)	$31,971	$8,804
Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.09)	$(0.08)	$0.66	$0.18
Diluted	$(0.09)	$(0.08)	$0.64	$0.18
Weighted average shares used in the computation of net income per share:
Basic	48,322	49,324	48,562	48,880
Diluted	48,322	49,324	49,638	49,397

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the impact of Pet segment charges related to a non-cash intangible asset impairment in fiscal 2015 and Garden segment charges in fiscal 2014 and Garden segment gains recognized during fiscal 2014 related to the sale of plant assets may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior periods that should be considered when assessing our ongoing performance. The Company believes that these non-GAAP financial measures provide useful information to investors and other users of its financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except per share amounts)
	GAAP Fourth Quarter 2015	Intangible Impairment (A)	Adjusted Fourth Quarter 2015
Net sales	$386,369	$-	$386,369
Cost of goods sold and occupancy	278,397		278,397
Gross profit	107,972	-	107,972
Selling, general and admin expenses and impairment	106,639	(7,272)	99,367
Income (loss) from operations	1,333	7,272	8,605
Net income (loss) attributable to Central Garden & Pet Company	$(4,369)	$4,654	$285

Earnings per share - Diluted	$(0.09)		$0.01

Weighted shares outstanding - Diluted	48,322		49,922
Gross margin	27.9%		27.9%
Selling, general and administrative expenses as a percentage of sales	25.7%		25.7%
Operating margin	0.3%		2.2%

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except per share amounts)
	GAAP Fourth Quarter 2014	Garden Charge	Gain on Plant Assets Sale (B)	Adjusted Fourth Quarter 2014
Net sales	$374,238	$-	$-	$374,238
Cost of goods sold and occupancy	266,682			266,682
Gross profit	107,556	-	-	107,556
Selling, general and admin expenses	106,183		2,879	109,062
Income (loss) from operations	1,373	-	(2,879)	(1,506)
Net loss	$(4,070)	$-	$(1,814)	$(5,884)

Loss per share - Diluted	$(0.08)			$(0.12)

Weighted shares outstanding	49,324			49,324
Gross margin	28.7%			28.7%
Selling, general and administrative expenses as a percentage of sales	28.4%			29.1%
Operating margin	0.4%			(0.4%)

(A) In the fourth quarter of fiscal 2015, we recognized a non-cash intangible asset impairment charge within our Pet segment.

(B) The garden charges reflect the impact of a Garden segment charge in fiscal 2014 related to the discontinuance of certain products.

	GAAP to Non-GAAP Reconciliation (unaudited, in thousands, except per share amounts)

	For the Year Ended September 26, 2015
	Fiscal 2015 GAAP	Intangible Impairment (A)	Fiscal 2015 As Adjusted
Net sales	$1,650,737	$—	$1,650,737
Cost of goods sold and occupancy	1,162,685	—	1,162,685
Gross profit	488,052	—	488,052
Selling, general and administrative expenses and impairment	396,617	(7,272)	389,345
Income from operations	91,435	7,272	98,707
Net income attributable to Central Garden & Pet Company	$31,971	$4,654	$36,625
Earnings per share - Diluted	$0.64		$0.74
Weighted shares outstanding	49,638		49,638
Gross margin	29.6%		29.6%
Selling, general and administrative expenses and impairment as a percentage of sales	24.0%		23.6%
Operating margin	5.5%		6.0%

	GAAP to Non-GAAP Consolidated Reconciliation (unaudited, in thousands, except per share amounts)

	For Fiscal Year Ended September 27, 2014
	Fiscal 2014 GAAP	Garden Charge (B)	Gain on Sale of Plant Assets (C)	Fiscal 2014 As Adjusted

Net sales	$1,604,357	$7,035	$-	$1,611,392
Cost of goods sold and occupancy	1,150,333	(9,873)		1,140,460
Gross profit	454,024	16,908		470,932
Selling, general and administrative expenses	397,811		4,875	402,686
Income from operations	$56,213	$16,908	$(4,875)	$68,246
Net income (loss)	$8,804	$10,652	$(3,071)	$16,385
Net loss per share attributable to Central Garden & Pet Co.
Earnings per share – Diluted	$0.18			$0.33
Weighted shares outstanding	49,397			49,397
Gross margin	28.3%			29.2%
Selling, general and administrative expenses as a percentage of sales	24.8%			25.0%
Operating margin	3.5%			4.2%
(A) In the fourth quarter of fiscal 2015, we recognized a non-cash intangible asset impairment charge within our Pet segment.

(B) The garden charges reflect the impact of a Garden segment charge in fiscal 2014 related to the discontinuance of certain products.

(C) In fiscal 2014, we recognized a gain from the sale of manufacturing plant assets related to a product the Garden segment will now purchase rather than produce.

	Non-GAAP Consolidated Comparative Summary (unaudited, in thousands, except per share amounts)
	Three Months Ended September 26, 2015	Three Months Ended September 27, 2014	Fiscal Year Ended September 26, 2015	Fiscal Year Ended September 27, 2014
Adjusted net sales	$386,369	$374,238	$1,650,737	$1,611,392
Adjusted gross profit	107,972	107,556	$488,052	$470,932
Adjusted gross margin	27.9%	28.7%	29.6%	29.2%
Adjusted selling, general and administrative expenses	$99,367	$109,062	$389,345	$402,686
Adjusted selling, general and administrative as a percentage of sales	25.7%	29.1%	23.6%	25.0%
Adjusted income from operations	$8,605	$(1,506)	$98,707	$68,246
Adjusted operating margin	2.2%	(0.4%)	6.0%	4.2%
Adjusted EPS - diluted	$0.00	($0.12)	$0.74	$0.33

Pet Segment:	Fiscal 2015		Fiscal 2014
	Income from Operations	Operating Margin	Income from Operations	Operating Margin
Fiscal year as reported (GAAP)	$ 98,798	11.0%	$ 88,077	10.4%
Intangible asset impairment charge (A)	7,272
Fiscal year as adjusted	$ 106,070	11.9%	$ 88,077	10.4%

Garden Segment	Fiscal 2015 Net Sales		Fiscal 2014 Net Sales
Fiscal year as reported (GAAP)	$ 756,188		$ 758,852
Garden charge (B)	-		7,035
Fiscal year as adjusted	$ 756,188		$ 765,887

	Income from Operations	Operating Margin	Income from Operations	Operating Margin
Fiscal year as reported (GAAP)	$ 60,145	8.0%	$ 41,020	5.4%
Garden charge (B)			16,908
Gain on sale of plant assets (C)			(4,875)
Fiscal year as adjusted	$ 60,145	8.0%	$ 53,053	6.9%
(A) In fiscal 2015, we recognized a non-cash intangible asset impairment charge within our Pet segment.

(B) The garden charges reflect the impact of a Garden segment charge in fiscal 2014 related to the discontinuance of certain products.

(C) In fiscal 2014, we recognized a gain from the sale of manufacturing plant assets related to a product the Garden segment will now purchase rather than produce.

CONTACT:
Central Garden & Pet Company
Contact: Steve Zenker, 925-948-3657
VP of Investor Relations & Communications